FORM 8-A/A


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
    PURSUANT TO SECTION 12(b) OR (g) OF THESECURITIES EXCHANGE ACT OF 1934


                                 LabOne, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Missouri                                     43-1039532
    ------------------------           ---------------------------------------
    (State of incorporation)           (I.R.S. Employer Identification Number)


                                 LabOne, Inc.
                            10101 Renner Boulevard
                             Lenexa, Kansas 66219


          Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class             Name of each exchange on which
           to be so registered             each class is to be registered
                   N/A                                    N/A
           -------------------                  ---------------------


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant
to General Instruction A.(c), check the following box.   [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
General Instruction A.(d), check the following box.   [X]


Securities Act registration statement file number to which this form relates:
                                  N/A
                        ---------------------


        Securities to be registered pursuant to Section 12(g) of the Act:
                        Common Stock, $.01 par value
                     ----------------------------------
                             (title of class)





                                Page 1

Item 1.   Description of Registrant's Securities to be Registered.


                       DESCRIPTION OF COMMON STOCK

General
-------
     Authorized Shares. Registrant's articles of incorporation authorize the issuance of up to 43,000,000 shares of stock, consisting of 40,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. The board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares in each series and to fix the voting powers of the series and the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. No shares of preferred stock are presently outstanding.


     Dividends and Other Distributions; Preemptive Rights. Subject to any superior rights which may be created in any series of preferred stock which may be issued from time to time in the future, the holders of common stock are entitled to receive dividends as declared from time to time by the board of directors from funds legally available therefor, and upon liquidation of the registrant will be entitled to share ratably in all assets of the registrant available for distribution to such holders. Shares of common stock are not redeemable or convertible, have no preemptive rights and are fully paid and nonassessable.


     Voting Rights. Shares of common stock have one vote per share on each matter submitted to a vote of stockholders, other than the election of directors. Holders of common stock have cumulative voting rights in the election of directors. Cumulative voting permits each stockholder to cast as many votes as shall equal the number of shares held by such stockholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the stockholder wishes. Depending upon the number of directors elected, cumulative voting may permit a holder of fewer than 50% of outstanding shares to cumulate such holder's votes and obtain representation on the board of directors. The articles of incorporation contain provisions requiring a super-majority vote for certain stockholder actions. See "Certain Possible Anti-Takeover Effects of Articles of Incorporation and Bylaws" below.


	Classified Board. Registrant's articles of incorporation provide that the board of directors be divided into three classes, as nearly equal in number as possible. One class of directors will be elected each year to hold office for a three-year term and until the successors of such class are duly elected and have qualified. The impact of this classification of the board of directors on cumulative voting is that a greater percentage of the voting shares are necessary in any election to obtain representation on the board of directors, because only one-third of the directors are elected each year.
The classification of the board of directors together with cumulative voting may also have the effect of delaying, deferring or preventing a change of control of the registrant.

     Certain Restrictions on Shares Held by Affiliates. Holders of common stock who are affiliates of the registrant may resell their shares only if they register the sale of shares under the Securities Act of 1933 or if they comply with the requirements of SEC Rule 144 or SEC Rule 144A or another available exemption, and comply with any applicable state securities laws.

     Listing. Registrant's common stock currently is listed for trading on the NASDAQ national market system.


Certain Possible Anti-Takeover Effects of Articles of Incorporation and Bylaws
------------------------------------------------------------------------------

     General. Certain provisions of registrant's articles of incorporation and bylaws might have the effect of discouraging a potential acquirer from attempting a takeover of the registrant on terms which some stockholders might favor, and might reduce the opportunity for stockholders to sell shares at a premium over then-prevailing market prices. These provisions are described below.


     Classified Board. Registrant has a classified board of directors, as noted above. The purpose of the classification of the board of directors is to help assure continuity and stability in the management of the business and affairs of registrant. However, the classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one meeting, will be required to effect a change in a majority of the board of directors. The existence of cumulative voting may further delay a change in a majority of the board of directors, if the stockholders attempting to change the composition of the board of directors do not own a sufficient number of shares to elect a full slate of directors each year.


     Authorized But Unissued Common Stock. The availability of authorized but unissued shares of common stock could enable the board of directors to render more difficult or discourage a hostile transaction to take control of the registrant. In the course of exercising their fiduciary responsibilities to stockholders, the board of directors could issue additional shares without stockholder approval in order to increase the voting power of parties friendly to the board of directors or to dilute the voting and other rights of the proposed acquiror. The 3,000,000 authorized but unissued shares of preferred stock may be also issued by the board of directors for the same purposes.


     "Blank-Check" Preferred Stock. The articles of incorporation authorizes registrant's board of directors to issue 3,000,000 shares of preferred stock, in one or more series, to establish the number of shares in each series and to fix the voting powers of the series and the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The ability to issue preferred stock provides the board of directors with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. However, the board of directors could issue one or more series of preferred stock that might impede the completion of a future merger, tender offer or other takeover attempt.

     Fair Price Provisions. The articles of incorporation have a "fair price" provision. This provision requires stockholder approval, by affirmative vote of 80% of all shares entitled to vote thereon voting as a single class, of certain business combinations with related persons beneficially owning 10% or more of registrant's common stock, unless the business combination is approved by two-thirds or more of registrant's continuing directors and certain minimum fair price and procedural provisions are satisfied. This provision makes certain business combinations with related persons more difficult when the requisite board approval has not been obtained and may therefore have an anti-takeover effect.


     Amendment of Certain Charter or Bylaw Provisions. Certain provisions of the articles of incorporation and bylaws may be amended only by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote thereon, unless the amendments are favorably recommended by the affirmative vote of a majority of the entire board of directors.


These provisions include those sections of the articles relating to
    -  the number of directors,
    -  management of the registrant,
    -  amendments to the bylaws,
    - the right of the registrant to amend the articles of incorporation generally and
    -  the fair price provisions relating to business combinations.


They also include those sections of the bylaws relating to
    -  meetings of stockholders,
    -  the number and classification of directors,
    -  powers of the board of directors,
    -  indemnification of directors and
    -  advance notice of shareholder proposals and nominations.


     The purpose of these provisions generally is to prevent holders of less than a substantial percentage of outstanding shares from amending provisions of the articles of incorporation and bylaws that are designed to promote, or to empower the board of directors to promote, the interests of all stockholders. The super-majority vote requirements may have the effect of making more difficult any amendment by stockholders of any of such provisions of the articles of incorporation or bylaws that have not been approved by a majority of the board of directors, even if the holders of a majority of registrant's outstanding shares believe that such amendment would be in their best interests.


     Number of Directors; Removing Directors and Filling Vacancies. The bylaws permit the board of directors to change the number of directors, except that unless the articles of incorporation are amended there may not be fewer than three nor more than 15. The bylaws provide that directors may be removed by stockholders only for cause by a majority vote of the stockholders entitled to vote on the election of directors. However, The Missouri General and Business Corporation Law provides that a director may not be removed by a stockholder vote if the votes cast against removal would be sufficient to elect the director if then cumulatively voted at an election of the entire class of which he is a part, unless the entire board is being removed. The bylaws provide that any vacancies will be filled by an affirmative vote of a majority of the remaining directors, or, if they are unable to do so, by a vote of a majority of the stockholders at an annual or special meeting.
These provisions of the articles of incorporation and bylaws may be amended only by the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote thereon, unless the amendments are approved or favorably recommended by the affirmative vote of a majority of the entire board of directors. These provisions could have an anti-takeover effect by preventing or delaying a stockholder from enlarging the board of directors or removing directors without cause and filling the resulting vacancies or new directorships with the stockholder's nominees.

     Advance Notice of Stockholder Nominations and Proposals. Registrant's bylaws include an advance notice procedure for stockholders wishing to nominate candidates for election as directors or to bring other business before an annual meeting of stockholders. By requiring advance notice of nominations and stockholder proposals, the bylaw provision provides an orderly procedure for conducting annual meetings of stockholders and provides the board of directors with the opportunity to inform stockholders prior to such meetings, to the extent deemed necessary or desirable by the board of directors, of the qualifications of such nominees and of any business to be conducted at such meetings. Although the advance notice provisions do not give the board of directors any power to approve or disapprove stockholder nominations or proposals, they may have the effect of precluding or delaying a contest for the election of directors or the consideration of stockholder proposals if the designated procedures are not followed. Such provisions may have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the registrant or its stockholders.

     Special Stockholders' Meetings. Registrant's bylaws provide that special meetings may be called only by a majority of the entire board of directors. The purpose of this provision is to avoid the time, expense and disruption resulting from holding special meetings of stockholders in addition to annual meetings, unless the special meetings are approved by the board of directors. However, this by-law provision may have the effect of delaying a change in control of the combined company or delaying the presentation to the stockholders of a stockholder proposal favored by stockholders.


Item 2.     Exhibits.

(3)(i) Articles of Incorporation, incorporated by reference from Exhibit B to Appendix A to the Prospectus/Joint Proxy Statement included in Amendment No. 4 to registrant's Registration Statement on Form S-4, File No. 333-76131, filed July 2, 1999.

(3)(ii) Bylaws, incorporated by reference from Exhibit C to Appendix A to the Prospectus/Joint Proxy Statement included in Amendment No. 4 to registrant's Registration Statement on Form S-4, File No. 333-76131, filed July 2, 1999.

(4) Form of Stock Certificate for shares of registrant's Common Stock, $ .01 par value.

                                SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  September 3, 1999                          LabOne, Inc.


                                           By: /s/ Kurt E. Gruenbacher
                                               ----------------------------
                                           Name: Kurt E. Gruenbacher
                                           Title: V.P. Finance, C.A.O. and
                                                  Treasurer





                               EXHIBIT INDEX


Number                     Description
------                   ----------------

(3)(i) Articles of Incorporation, incorporated by reference from Exhibit B to Appendix A to the Prospectus/Joint Proxy Statement included in Amendment No. 4 to Registrant's Registration Statement on Form S-4, File No. 333-76131, filed July 2, 1999.

(3)(ii) Bylaws, incorporated by reference from Exhibit C to Appendix A to the Prospectus/Joint Proxy Statement included in Amendment No. 4 to Registrant's Registration Statement on Form S-4, File No. 333-76131, filed July 2, 1999.

(4) Form of Stock Certificate for Shares of Registrant's Common Stock, $.01 par value.

                                                          Exhibit 4
                                                          ---------

                         Form of Stock Certificate (Front)

                              LabOne, Inc.

           Incorporated under the laws of the State of Missouri

      Number  C                               Shares
             --------------                          --------------

       COMMON STOCK                           CUSIP 50540L 10 5
                                    See reverse side for certain definitions


THIS CERTIFIES THAT   (Name)

Is the owner of    (number)

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, OF THE PAR VALUE OF ONE CENT ($0.01) PER SHARE, OF

                              LabOne, Inc.

(hereinafter called the "Corporation"), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. The amount and par value of the Common Stock of the Corporation is set forth in the Articles of Incorporation and the amendments thereto, which are hereby expressly incorporated herein by reference. This certificate and the shares represented hereby are issued and shall be held subject to all the terms, conditions, and limitations of the Articles of Incorporation and Bylaws of the Corporation, including all amendments heretofore or hereafter made to such Articles of Incorporation or Bylaws, to all of which reference is made hereby and to all of which the holder by acceptance hereof assents. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

  IN WITNESS WHEREOF, the Corporation has caused facsimile signatures of its duly authorized officers and its facsimile seal to be hereunto affixed.

        /s/ W. Thomas Grant                 /s/ Gregg R. Sadler
       Chairman of the Board                  Secretary


LabOne, Inc.
CORPORATE SEAL
Missouri


                             Countersigned and Registered:
                          American Stock Transfer & Trust Company
                              Transfer Agent and Registrar

                              By
                                ----------------------------
                                    Authorized Signature

                                                       Exhibit 4 (continued)
                                                       ---------
                         Form of Stock Certificate (Back)

                              LabOne, Inc.

     The Corporation will furnish, upon request and without charge, a full statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares to each class of stock authorized to be issued by it, and the variations in the relative rights and preferences between the shares of each series of any preferred or special class so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series of any preferred or special class. Such request may be made to the Secretary of the Corporation, or to the Transfer Agent.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common         UNIF GIFT MIN ACT ----- Custodian -----
TEN ENT - as tenants by the entireties                    (Cust)       (Minor)
JT TEN  - as joint tenants with right of         under Uniform Gifts to Minors
          survivorship and not as tenants        Act ------------
          in common                                   (State)

Additional abbreviations may also be used though not in the above list.

     For value received,                          hereby sell, assign and
                        --------------------------
transfer unto
             ----------------------------------
(Please insert social security or other identifying number of assignee)

------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)
------------------------------------------------------------------------------
----------------------------------------------------------------------- Shares
of the Stock represented by the within Certificate, and do hereby irrevocably
constitute and appoint                       Attorney to transfer the said
stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated,                                           X
      ----------------------                       ---------------------------
                                                       (Signature)
NOTICE: The signature(s) to this assignment      X
must correspond with the name(s) as written        ---------------------------
upon the face of the certificate in every              (Signature)
particular without alteration or enlargement
or any change whatever.
                                 The signature(s) should be guaranteed by an
                                 "eligible guarantor institution" as defined
                                 in Rule 17Ad-15 under the Securities and
                                 Exchange Act of 1934, as amended.
                                        Signature(s) guaranteed by:

                                      ----------------------------------------